Exhibit 99.1

Contacts:        Bob Halliday

Executive Vice President and

Chief Financial Officer

978.282.7597

or

Tom Baker

Vice President, Finance

978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2009 Second Quarter Results

GLOUCESTER, MA, April 30, 2009 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (NASDAQ: VSEA) today announced results for its fiscal 2009 second quarter ended April 3, 2009.

Revenue for the second quarter of fiscal 2009 totaled $63.8 million, compared to revenue of $255.3 million for the same period a year ago. Varian Semiconductor recorded a net loss of $19.6 million, or $0.27 per diluted share during the second quarter of fiscal 2009, compared to net income of $34.1 million, or $0.45 per diluted share for the same period a year ago.

Gary Dickerson, Varian Semiconductor’s chief executive officer, said, “The 2009 economic environment remains challenging. However, for Varian we also see 2009 as a year of great opportunity as we invest in new product and application development and we see early, positive market acceptance.”

Bob Halliday, chief financial officer, provided forward guidance for the third quarter of fiscal year 2009 by stating, “Third quarter revenue should be between $60 and $70 million. We expect to have a pre-tax loss of approximately $19 million in the third quarter, an improvement of $4.6 million from the second quarter. This pre-tax loss includes non-cash charges of approximately $9.2 million for depreciation and equity compensation expense. We expect a net loss of $19 million in the third quarter. We expect to reduce third quarter operating expenses by approximately $2.7 million from the second quarter, including a $1.6 million reduction in restructuring expense.”

VSEA Announces FY 2009 Q2 Results	Page 2	April 30, 2009

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for third quarter fiscal 2009 revenue, loss before taxes, and operating expenses, market share, expected product plans, financial performance, market conditions, Varian Semiconductor’s investment in new product and application development, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K for the year ended October 3, 2008 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2009 Q2 Results	Page 3	April 30, 2009

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	April 3, 2009	March 28, 2008	April 3, 2009	March 28, 2008
Revenue
Product	$48,958	$234,962	$140,986	$470,472
Service	14,785	20,347	30,150	38,876
Royalty	11	29	59	46

Total revenue	63,754	255,338	171,195	509,394
Cost of revenue	42,493	134,093	110,031	265,945

Gross profit	21,261	121,245	61,164	243,449

Operating expenses
Research and development	18,990	28,539	41,070	57,282
Marketing, general and administrative	24,090	32,838	50,850	65,401
Restructuring	2,051	—	8,300	—

Total operating expenses	45,131	61,377	100,220	122,683

Operating (loss) income	(23,870)	59,868	(39,056)	120,766
Interest income, net	754	2,156	2,469	4,863
Other (expense) income, net	(445)	44	(527)	93

(Loss) income before income taxes	(23,561)	62,068	(37,114)	125,722
(Benefit from) provision for income taxes	(3,937)	28,014	(3,932)	48,001

Net (loss) income	$(19,624)	$34,054	$(33,182)	$77,721

Weighted average shares outstanding – basic	72,244	74,106	72,070	74,518
Weighted average shares outstanding – diluted	72,244	75,252	72,070	76,002
Net (loss) income per share – basic	$(0.27)	$0.46	$(0.46)	$1.04
Net (loss) income per share – diluted	$(0.27)	$0.45	$(0.46)	$1.02

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VSEA Announces FY 2009 Q2 Results	Page 4	April 30, 2009

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 3, 2009	October 3, 2008
ASSETS
Current assets
Cash and cash equivalents	$197,617	$139,679
Short-term investments	45,938	68,996
Accounts receivable, net	76,918	128,904
Inventories	127,163	165,201
Deferred income taxes	23,864	21,902
Other current assets	24,572	24,447

Total current assets	496,072	549,129
Long-term investments	64,672	69,491
Property, plant and equipment, net	64,006	66,636
Other assets	14,715	14,889

Total assets	$639,465	$700,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$584	$558
Accounts payable	14,847	29,072
Accrued expenses	28,507	45,485
Product warranty	4,566	7,661
Deferred revenue	22,639	32,285

Total current liabilities	71,143	115,061
Long-term accrued expenses and other liabilities	63,665	63,627
Deferred income taxes	3,951	3,951
Long-term debt	1,904	2,203

Total liabilities	140,663	184,842

Stockholders’ equity
Common stock	942	935
Capital in excess of par value	597,609	581,492
Less: Cost of treasury stock	(714,877)	(714,877)
Retained earnings	616,748	649,930
Accumulated other comprehensive loss	(1,620)	(2,177)

Total stockholders’ equity	498,802	515,303

Total liabilities and stockholders’ equity	$639,465	$700,145

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